Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, entered into as of the 23rd day of November, 2004, by and between THE MARATHON BANK, a Virginia corporation, (the "Corporation"), and JAMES C. YOUNGBLOOD (the "Executive").

WITNESSETH:

WHEREAS, the Corporation desires to retain the services of Executive on the terms and conditions set forth herein and, for purpose of effecting the same, the Board of Directors of the Corporation has approved this Employment Agreement and authorized its execution and delivery on the Corporation's behalf to the Executive; and

WHEREAS, the Executive is presently the duly elected and acting President of the Corporation and, as such, is a key executive officer of the Corporation whose continued dedication, availability, advice and counsel to the Corporation is deemed important to the Board of Directors of the Corporation, the Corporation and its stockholders;

WHEREAS, the services of the Executive, his experience and knowledge of the affairs of the Corporation, and his reputation and contacts in the industry are extremely valuable to the Corporation; and

WHEREAS, the Corporation wishes to attract and retain such well-qualified executives and it is in the best interests of the Corporation and of the Executive to secure the continued services of the Executive; and

WHEREAS, the Corporation considers the establishment and maintenance of a sound and vital management to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of the Corporation and its stockholders;

NOW, THEREFORE, to assure the Corporation of the Executive's continued dedication, the availability of his advice and counsel to the Board of Directors of the Corporation, and to induce the Executive to remain and continue in the employ of the Corporation and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, the Corporation and the Executive hereby agree as follows:

1.          EMPLOYMENT:       The Corporation agrees to, and does hereby, employ Executive, and Executive agrees to, and does hereby, accept such employment, for the period beginning as of the date hereof and ending on June 30, 2005, which period of employment may be extended or terminated only upon the terms and conditions hereinafter set forth.

2.          RENEWAL TERM: This Agreement may be renewed and extended for successive terms of 12 months each by an appropriate written instrument executed by the Executive and on behalf of the Corporation. Any decision by the Corporation to renew and extend this Agreement shall not bind the Corporation unless such decision is reviewed and approved by the Board of Directors of the Corporation. If this Agreement is neither renewed and extended in writing before the end of its term or any renewal term nor expressly terminated, it shall automatically renew for successive one year periods.

3.          EXECUTIVE DUTIES:         Executive agrees that, during the term of his employment under this Agreement and in his capacity as President, he will devote his full business time and energy to the business, affairs and interests of the Corporation and serve it diligently and to the best of his ability. The services and duties to be performed by Executive shall be those appropriate to his office and title as currently and from time to time hereafter specified in the Corporation's by-laws or otherwise specified by its Board of Directors.

4.          COMPENSATION:  (a) The Corporation agrees to pay Executive, and Executive agrees to accept, as compensation for all services rendered by him to the Corporation during the period of his employment under this Agreement, base salary at the annual rate of One Hundred Five Thousand Dollars ($105,000.00), which shall be payable in monthly, semi-monthly or bi-weekly installments in conformity with Corporation's policy relating to salaried employees. Such salary may be increased in the sole and absolute discretion of the Corporation's Board of Directors or Committee thereof duly authorized by the Board to so act; provided, however, that said annual salary after being so increased, shall not be decreased without prior written consent of Executive.

(b) The Board of Directors from time to time may authorize the payment of bonuses to the Executive.

5.          PARTICIPATION IN BENEFIT PLANS, REIMBURSEMENT OF BUSINESS EXPENSES AND MOVING EXPENSES:      (i) During the term of employment under this Agreement, Executive shall be entitled to participate in any pension, group insurance, hospitalization, deferred compensation or other benefit, bonus or incentive plans of the Corporation presently in effect (including, without limitation, the Corporation's stock option plans) according to the terms of the applicable plan documents or hereafter adopted by the Corporation and generally available to any employees of senior executive status, and, additionally, Executive shall be entitled to have the use of Corporation's facilities and executive benefits as are customarily made available by the Corporation to its executive officers. The Corporation shall provide Executive a motor vehicle for personal and business use.

(ii) During the term of this Agreement, to the extent that such expenditures are substantiated by the Executive as required by the Internal Revenue Service and policies of the Corporation, the Corporation shall reimburse the Executive promptly for all expenditures (including travel, entertainment, parking, business meetings, and the monthly costs, including dues, of maintaining memberships at appropriate clubs and the initiation fee of $5,000 at the Winchester Country Club and policies established from time to time by the Board of Directors of the Corporation in pursuance and furtherance of the Corporation's business and good will.

6.          ILLNESS:       In the event Executive is unable to perform his duties under this Agreement on a full-time basis for a period of six (6) consecutive months by reason of illness or other physical or mental disability, and at or before the end of such period he does not return to work on a full-time basis, the Corporation may terminate this Agreement without further or additional compensation payment being due the Executive from the Corporation pursuant to this Agreement, except benefits accrued through the date of such termination under employee benefit plans of the Corporation. These benefits shall include long-term disability and other insurance or other benefits then regularly provided by the Corporation to disabled employees, as well as any other insurance benefits so provided.

7.         DEATH: In the event of Executive's death during the term of this Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive's compensation from the Corporation at the rate in effect at the time of Executive's death for a period of one (1) month from the date of Executive's death.

8.          TERMINATION WITHOUT CAUSE/RESIGNATION FOR GOOD REASON:

(a) Notwithstanding the provisions of Section 1 hereof, the Board of Directors of the Corporation may, without Cause (as hereafter defined), terminate the Executive's employment under this Agreement at any time in any lawful manner by giving not less than thirty (30) days written notice to the Executive. The Executive may resign for Good Reason (as hereafter defined) at any time by giving not less than thirty (30) days written notice to the Corporation. If the Corporation terminates the Executive's employment without Cause or the Executive resigns for Good Reason, then in either event:

(i)          The Executive shall be paid for the longer of one year or the remainder of the then current term of this Agreement, at such times as payment was theretofore made, the salary required under Section 4 that the Executive would have been entitled to receive during the remainder of the then current term of this Agreement had such termination not occurred; and

(ii)        The Corporation shall maintain in full force and effect for the continued benefit of the Executive for the longer of one year or the remainder of the then current term of this Agreement, all employee benefit plans and programs or arrangements in which the Executive was entitled to participate immediately prior to such termination, provided that continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred by the eligibility provisions of the applicable plan, the Corporation shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans and program.

(b) For purposes of this Agreement, "Good Reason" shall mean:

(i) The assignment of duties to the Executive by the Corporation which (A) are materially different from the Executive's duties on the date hereof, or (B) result in the Executive having significantly less authority and/or responsibility than he has on the date hereof, without his express written consent;

(ii) The removal of the Executive from or any failure to re-elect him to the position of President of the Corporation, except in connection with a termination of his employment by the Corporation for Cause or by reason of the Executive's disability;

(iii) A reduction by the Corporation of the Executive's base salary, as the same may have been increased from time to time;

(iv) The failure of the Corporation to provide the Executive with substantially the same or comparable fringe benefits (including paid vacations) that were provided to him immediately prior to the date hereof; or

(v) The failure of the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 11(c) hereof.

(c) Resignation by the Executive for Good Reason shall be communicated by a written Notice of Resignation to the Corporation. A "Notice of Resignation" shall mean a notice which shall indicate the specific provision(s) in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for a resignation for Good Reason.

(d) If within thirty (30) days after any Notice of Resignation is given the Corporation notifies the Executive that a dispute exists concerning the resignation for Good Reason, the Corporation shall continue to pay the Executive his full salary and benefits as described in Sections 4 and 5, as and when due and payable, until such time as such dispute is settled or a final decision is reached by a court of competent jurisdiction. In no event, however, shall such payments and benefits continue longer than the period described in Section 8(a). If Good Reason for termination by the Executive is ultimately determined not to exist, then all sums paid by the Corporation to the Executive, including but not limited to the cost to the Corporation of providing the Executive such fringe benefits, from the date of such resignation to the date of the resolution of such dispute shall be promptly repaid by the Executive to the Corporation with interest at the rate charged from time to time by the Corporation to its most substantial customers for unsecured extensions of credit.

A failure by the Corporation to notify the Executive that a dispute exists concerning the resignation for Good Reason within thirty (30) days after any Notice of Resignation is given shall constitute a final waiver by the Corporation of its right to contest either that such resignation was for Good Reason or its obligations to the Executive under Section 8(a) hereof.

9.	RESIGNATION - TERMINATION FOR CAUSE:

(a)        Notwithstanding the provisions of Section 1 of this Agreement, the Board of Directors of the Corporation may, in its sole discretion, terminate the Executive's employment for Cause.

“Termination for cause” shall mean termination because of: (1) Executive’s act or acts of dishonesty which are intended to result in the Executive’s substantial personal gain at the expense of Corporation; (2) the willful and repeated failure by Executive to substantially perform his duties with Corporation after a written demand for substantial performance is delivered to Executive by Corporation which specifically identifies the manner in which Corporation believes that Executive has not substantially performed his duties; (3) Executive’s deliberate violation of a company rule reasonably designed to protect the legitimate business interest of Corporation; or (4) Executive’s unprofessional or unethical acts, or conduct which actually has, or has the significant likelihood of, discrediting Corporation or damaging Corporation’s reputation, character and standing; or (5) a material breach of any provision of this agreement; or (6) a knowing violation by Executive of any banking law or regulation that results in material damage to the Corporation or any company controlled by the Corporation.

No act or omission to act on the Executive's behalf in reliance upon an opinion of counsel to the Corporation or counsel to the Executive shall be deemed to be willful. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a certification by a majority of the non-officer members of the Board of Directors of the Corporation finding that, in the good faith opinion of such majority, the Executive was guilty of conduct which is deemed to be Cause and specifying the particulars thereof in detail, after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before such majority.

(b)       Termination of the Executive's employment by the Corporation for Cause pursuant to Section 9(a) shall be communicated by written Notice of Termination to the Executive. A "Notice of Termination" shall mean a notice which shall indicate the specific termination provision(s) in this Agreement relied upon and shall set forth with particularity the facts and circumstances claimed to provide a basis for termination of employment for Cause under the provision so indicated.

If within thirty (30) days after any Notice of Termination is given the Executive notifies the Corporation that a dispute exists concerning the termination for Cause, the Corporation shall continue to pay the Executive his full salary and benefits as described in Sections 4 and 5, as and when due and payable, until such time as such dispute is settled or a final decision is reached by a court of competent jurisdiction. In no event, however, shall such payments and benefits continue longer than the period described in Section 8(a). If a termination for Cause by the Corporation is challenged by the Executive and the termination is ultimately determined to be justified, then all sums paid by the Corporation to the Executive pursuant to this Section 9(b), plus the cost to the

Corporation of providing the Executive such fringe benefits from the date of such termination to the date of the resolution of such dispute, shall be promptly repaid by the Executive to the Corporation with interest at the rate charged from time to time by the Corporation to its most substantial customers for unsecured extensions of credit. Should it ultimately be determined that a termination by the Corporation pursuant Section 9(a) was not justified, then the Executive shall be entitled to retain all sums paid to him pending the resolution of such dispute and he shall be entitled to receive, in addition, the remainder of any payments and other benefits provided for in Section 8(a).

A failure by the Executive to notify the Corporation that a dispute exists concerning the termination for Cause within thirty (30) days after the Notice of Termination is given shall constitute a final waiver by the Executive of his right to contest that such termination was for Cause.

(c) In the event that Executive resigns from or otherwise voluntarily terminates his employment by the Corporation at any time (except a termination for Good Reason pursuant to Section 8 hereof), or if the Corporation rightfully terminates the Executive's employment for Cause, this Agreement shall terminate upon the date of such resignation or termination of employment for Cause, and (subject to Section 9(b)) the Corporation thereafter shall have no obligation to make any further payments under this Agreement, provided that the Executive shall be entitled to receive any benefits, insured or otherwise, that he would otherwise be eligible to receive under any benefit plans of the Corporation or any affiliate of the Corporation.

10.        CHANGE OF CONTROL: (a) If the Executive's employment terminates for any reason other than for Cause during the term of this Agreement and any renewal term following a Change of Control, on or before the Executive's last day of employment with the Corporation (in addition to all other payments to which the Executive is entitled under this Agreement) the Corporation shall pay to the Executive as compensation for services rendered to it a cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to the greater of:

(i)         the amounts to which the Executive would be entitled under Section 8(a), even if Executive resigns without Good Reason after a Change of Control; or

(ii)        the product of his annual salary and the multiple of the book value per share of the Corporation’s common stock received by the Corporation’s shareholders in connection with such change of control, provided such multiple shall not exceed three (3.0). For example, if the Corporation is acquired by another corporation and the exchange ratio for the Corporation’s common stock is based on a calculation which values the Corporation at one and one-half times its book value, the executive’s payment pursuant to this Section 10(a) would be 150% of his then current annual salary.

For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement, (i) any person other than Premier Community Bankshares, Inc., including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (but excluding any group of which the Executive is a member), becomes the owner or beneficial owner of Corporation securities having 20% or more of the combined voting power of the then outstanding Corporation securities that may be cast for the election of the Corporation's directors other than as a result of an issuance of securities initiated by the Corporation, or open market purchases approved by the Board of Directors, as long as the majority of the Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these events, the persons who were directors of the Corporation before such events cease to constitute a majority of the Corporation's Board, or any successor's board, within two years of the last of such transactions.

(a)         Upon a Change of Control, all stock options granted to the Executive under any of the Corporation's stock option plans, or any successor thereto, shall become immediately exercisable with respect to all or any portion of the shares covered thereby regardless of whether such options are otherwise exercisable or vested; provided, however, if the meaning of the term "Change of Control" hereunder differs from the meaning of the same term or a similar term under any of the Corporation's stock option plans, for purposes of this Section 10(b) only, the meaning set forth in the stock option plan shall control.

11.	LITIGATION - OBLIGATIONS - SUCCESSORS:

(a)         If litigation shall be brought to challenge, enforce or interpret any provision of this Agreement, and such litigation does not end with judgment in favor of the Corporation, the Corporation hereby agrees to pay post-judgment interest on any money judgment obtained by the Executive calculated at the rate charged from time to time by the Corporation, to its most substantial customers for unsecured extensions of credit from the date that payment(s) to him should have been made under the judgment to date of payment.

(b)        The Corporation's obligation to pay the Executive the compensation and benefits and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Except as expressly provided in Sections 8(d) and 9(b), each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reason whatsoever. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

                (c)       The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, or either one of them, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement by the Corporation. As used in this Agreement, "Corporation" shall mean The Marathon Bank and any successor to its respective business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11(c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

12.         LIMITATION OF BENEFITS:     If the independent accountants serving as auditors for the Corporation on the date of a Change of Control (or the Internal Revenue Service upon examination of the tax returns of the Corporation or the Executive) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits contingent on a Change of Control, constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the Code) and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Corporation or the imposition of an excise tax on the Executive under Section 4999 of the Code (the "Excise Tax"), then the payments scheduled under this Agreement may be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible and subject to the Excise Tax. The Executive may designate which payments or benefits will be reduced.

13.         NOTICES: For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	181 Liza Kates Lane
Winchester, VA 22603

If to the Corporation:	The Marathon Bank
4095 Valley Pike
Winchester, Virginia 22602

or at such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                14.        MODIFICATION - WAIVERS - APPLICABLE LAW: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and on behalf of the Corporation by such officer as may be specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Virginia.

15.       INVALIDITY - ENFORCEABILITY: The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16.       SUCCESSOR RIGHTS: This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

17.      HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

18.        CONFIDENTIALITY: The Executive acknowledges that the Corporation may disclose certain confidential information to the Executive during the term of this Agreement to enable him to perform his duties hereunder. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Corporation, during the term of this Agreement or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of the Corporation. For purposes of this Agreement, "confidential information" shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, the Corporation's financial information, plans, or any other information of whatever nature in the possession or control of the Corporation which has not been published or disclosed to the general public, or which gives to the Corporation an opportunity to obtain an advantage over competitors who do not know of or use it. The Executive further agrees that if his employment hereunder is terminated for any reason, he will leave with the Corporation and will not take originals or copies of any and all records, papers, programs, computer software and documents and all matter of whatever nature which bears secret or confidential information of the Corporation.

The foregoing paragraph shall not be applicable if and to the extent the Executive is required to testify in a judicial or regulatory proceeding pursuant to an order of a judge or administrative law judge issued after the Executive and his legal counsel urge that the aforementioned confidentiality be preserved.

The foregoing covenants will not prohibit the Executive from disclosing confidential or other information to other employees of the Corporation or any third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.

19.	COVENANT NOT TO COMPETE AND RELATED COVENANTS:

(a)        During the term of this Agreement and throughout any further period that he is an officer of the Corporation, and for a period of (x) eighteen (18) months from and after the date that Executive is (for any reason) no longer employed by the Corporation or (y) for a period of eighteen (18) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Executive, or (z) for as long as Executive is receiving payments under Section 8(a), whichever is longer, Executive covenants and agrees that he will not, directly or indirectly, either for himself or as a principal, agent, employee, Corporation, stockholder, co-partner or in any other individual or representative capacity whatsoever provide Competitive Services (as defined in Section 19(g)) to any bank or bank holding company anywhere within ten (10) miles of any bank branch operated by the Corporation on the date his employment terminates.

(b)        During the term of this Agreement and throughout any further period that he is an officer of the Corporation, and for a period of (x) eighteen (18) months from and after the date that Executive is (for any reason) no longer employed by the Corporation or (y) for a period of eighteen (18) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Executive, or (z) for as long as Executive is receiving payments under Section 8(a), whichever is longer, the Executive will not, directly or indirectly, on behalf of the Executive or any other person or entity, solicit or induce, or attempt to solicit or induce, any person employed by the Corporation during the two-year period immediately prior to the Executive’s termination, to terminate his or her relationship with the Corporation and/or to enter into an employment or agency relationship with the Executive or with any other person or entity with whom the Executive is affiliated.

                              (c)         During the term of this Agreement and throughout any further period that he is an officer of the Corporation, and for a period of (x) eighteen (18) months from and after the date that Executive is (for any reason) no longer employed by the Corporation or (y) for a period of eighteen (18) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Executive, or (z) for as long as Executive is receiving payments under Section 8(a), whichever is longer, the Executive will not, except to the extent necessary to carry out his duties as an employee of the Corporation, directly or indirectly provide Competitive Services (as defined below), to any Customer (as defined below), or directly or indirectly, on behalf of the Executive or any other person or entity, solicit or divert away or attempt to solicit or divert away any Customer of the Corporation for the purpose of selling or providing Competitive Services, provided the Corporation is then still engaged in the sale or provision of Competitive Services.

(d)        The parties intend that the covenants and restrictions in this Section 10 be enforceable against Executive regardless of the reason that his employment by the Corporation may terminate and that such covenants and restrictions shall be enforceable against Executive even if this Agreement expires pursuant to Section 1 or Section 2.

(e)         For purposes of this Agreement, the term “Customer” means any individual or entity,

(i)          to whom or to which the Corporation provided Competitive Services within two years of Executive’s Date of Termination or,

(ii)        whom, within one year of the Date of Termination, the Corporation had identified in writing as a prospect for the provision of Competitive Services, and with whom or with which the Executive had, alone or in conjunction with others, material contact during the year immediately prior to the Date of Termination.

(f)         For purposes of this Agreement, the Executive shall have had material contact with a person or entity if (i) the Executive had direct business dealings with the person or entity on behalf of the Corporation; (ii) the Executive was responsible for supervising or coordinating the business dealings between the person or entity and the Corporation; (iii) the Executive was responsible for supervising or coordinating the identification of such person or entity as a prospective Customer of the Corporation; or (iv) the Executive obtained trade secrets or confidential information about the person or entity as a direct result of the Executive’s business involvement with the person or entity on behalf of the Corporation.

(g)        For purposes of this Agreement, "Competitive Services" means (w) soliciting, making or approving commercial business loans, loans secured by income producing real estate or real estate construction loans, (x) supervising employees who solicit, make or approve such loans, (y) providing financial products and services of the types that, as of the date of this Agreement, are provided to customers of the Corporation in bank branches operated by the

Corporation, whether such services are provided directly by the Corporation or by others under a contractual arrangement with the Corporation and (z) supervising employees who provide such products and services.

(h)          The Executive agrees that the covenants in this Section 19 are reasonably necessary to protect the legitimate interests of the Corporation, are reasonable with respect to time and territory and do not interfere with the interests of the public. The Executive further agrees that the descriptions of the covenants contained in this Section 19 are sufficiently accurate and definite to inform the Executive of the scope of the covenants. Finally, the Executive agrees that the consideration set forth in this Agreement is full, fair and adequate to support the Executive’s obligations hereunder and the Corporation's rights hereunder. The Executive acknowledges that in the event the Executive’s employment with the Corporation is terminated for any reason, the Executive will be able to earn a livelihood without violating such covenants.

(i)           The parties have attempted to limit the Executive’s right to compete only to the extent necessary to protect the Corporation from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Accordingly, the parties intend that the covenants contained in this Section 10 to be completely severable and independent, and any invalidity or unenforceability of any one or more such covenants will not render invalid or unenforceable any one or more of the other covenants.

(j)           The parties further agree that, if the scope or enforceability of a covenant contained in this Section 18 or 19 is in any way disputed at any time, a court or other trier of fact may modify and reform such provision to substitute such other terms as are reasonable to protect the Corporation’s legitimate business interests.

(k)           Section 19 shall not apply and shall not be enforceable against Executive by the Corporation or any successor of the Corporation after any Change of Control (as defined in Section 10 of this Agreement).

20.        INJUNCTIVE RELIEF, DAMAGES, ETC. The Executive agrees that, given the nature of the positions held by Executive with the Corporation, each and every one of the covenants and restrictions set forth in Section 5, 18 and 19 above are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Corporation in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by Executive of any of the provisions of Section 5, 18 or 19 that monetary damages alone will not adequately compensate the Corporation for its losses and, therefore, that it shall be entitled to any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief, and the Executive shall be liable for all damages, including actual and consequential damages, costs and expenses, including legal costs and actual attorneys' fees, incurred by the Corporation as a result of taking action to enforce, or recover for any breach of, Section 18 or

19.  The covenants contained in Section 5, 18 and 19 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

"EXECUTIVE"

ATTEST:/s/	/s/
James C. Youngblood

THE MARATHON BANK

ATTEST: /s/	By: /s/

AUTHORIZED OFFICER

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